Exhibit 10.21
AMENDED MANAGING GENERAL AGENCY AND CLAIMS ADMINISTRATION AGREEMENT
This Amended Managing General Agency And Claims Administration Agreement (“Agreement”) dated as of August 1, 2022 (“Effective Date”) is entered into by and between The Woodlands Insurance Company (the “Company”), an insurance company organized under the laws of the State of Texas, and TWFG General Agency, LLC (“MGA” or “Agency”), a Texas limited liability company.
WHEREAS, the Company and MGA previously entered into a Managing General Agency Agreement with an effective date of January 1, 2017 and as amended from time to time;
WHEREAS, the Company and MGA wish to amend the terms of the previous Managing General Agency Agreement and to replace that agreement with this Agreement;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and MGA agree as follows:
1.    Representations
1.1    The Company is an insurance company organized and existing under the laws of the State of Texas and has its principal place of business in The Woodlands, Texas.
1.2    Agency is a Texas limited liability company organized and existing under the laws of the State of Texas, licensed by the Texas Department of Insurance as a managing general agent, and has its principal place of business in The Woodlands, Texas.
2.    Appointment
2.1    The Company hereby appoints Agency as its managing general agent (“MGA”) for the production of business as further set out in Schedule I of this Agreement, which may be amended from time to time.
2.2    Agency accepts such appointment and agrees to perform faithfully and diligently its duties as managing general agent to the best of its knowledge, skill, and judgment.
2.3    This Agreement is subject to the restrictions imposed upon the Company and Agency by Texas Department of Insurance and the Texas Insurance Code.
3.    Services to Be Provided by MGA
The Company is authorized in Texas to write Property & Casualty (“P&C”) policies. The Company seeks assistance and expertise from the MGA in certain aspects of its insurance operations. The MGA warrants it has extensive experience in the insurance industry.

The specific services to be provided by the MGA are:
3.1    Licensing – This will include the following:
a)    Contracting P&C agents to write with the Company and appointing agents with the Department of Insurance.
b)    Obtaining and maintaining licenses to sell insurance in Texas and other states where requested by the Company.
c)    Compliance with Departments of Insurance and to maintain licenses once obtained. This will include all aspects of the Company’s operations.
d)    Coordinating within the department(s) of the Company to assist in gathering and data procurement of information needed pursuant to the regulations or administrative code of those states where the Company does business.
3.2    Statistical Accounting – MGA will provide the statistical analysis expertise to perform the necessary functions needed by the Company. This includes:
a)    Providing reports of written and earned premiums;
b)    Providing statistical reports required by the Texas Department of Insurance and/or other states where the Company writes policies.
c)    Coordinating independent audits requested by the Company.
3.3    Management – MGA will provide executive management for the overall operation of the Company. MGA will be under the direct control and supervision of the CEO of the Company. These management tasks will include the following:
a)    Provide day to day management of routine operational matters;
b)    Interface with agents/brokers who sell the Company’s products;
c)    Represent the Company in matters with the Texas Department of Insurance or like department/commissions in those states where the Company does business;
d)    Recommend to the Company’s Board of Directors and CEO measures to increase efficiency and productivity;
e)    Recommend the key financial officers and operational personnel of the Company; and

f)    Oversee and manage the financial aspects of the Company in conjunction with the Company’s CEO, President and Board of Directors.
4.    Lines of Insurance
4.1    The lines of insurance covered by this Agreement, which MGA is authorized to solicit, receive, and accept, are limited to those set forth in Schedule I, and are further subject to the limits set forth in the Company’s Program and Products Manual (“Manual”), as amended and updated by the Company from time to time in its sole discretion, and incorporated herein by reference. Amendments and updates to the Manual may include, without limitation, the addition or deletion of lines of insurance. Amendments and updates shall be delivered to MGA as they are adopted by the Company and shall become effective at such time as is designated by the Company, but not less than sixty (60) days after notice to MGA unless otherwise mutually agreed.
5.    Authority of MGA
5.1    Subject to the limitations and requirements contained in this Agreement and in the Manual, MGA shall, on behalf of the Company, have the authority to receive and accept proposals for insurance coverage under the products set forth in the Manual (“Products”).
5.2    MGA has authority to charge or caused to be charged premiums for such insurance as authorized by this Agreement and the Manual, and to collect, receive, and receipt for premiums on insurance tendered to the Company, and shall collect, receive, and receipt for insurance premiums becoming due for the insurance subject hereto in accordance with the terms of this Agreement, the Manual, and in compliance with the Texas Insurance Code.
5.3    MGA shall be responsible for underwriting risks and charging rates in accordance with the rules, regulations, rates, rating plans, rate filings, and terms included in the Manual and in accordance with the Texas Department of Insurance and the Texas Insurance Code. The Company reserves the right, in its sole discretion, to direct MGA to cancel or non-renew any policy written by MGA on behalf of the Company, in accordance with applicable law, by so notifying MGA. The Company further reserves the right, in its sole discretion, to decline or reject any risk submitted by MGA to the Company by so notifying MGA.
5.4    MGA shall notify the Company immediately on knowledge or receipt of any complaint filed by or with a regulatory entity (including the Texas Department of Insurance) with respect to insurance tendered to or written by or against the Company, MGA, or any Authorized Agent (as defined in paragraph 5.6). Within ten (10) days of receipt of any such complaint, or such shorter period as necessary to adequately respond to such complaint, MGA shall provide the Company with a copy of all documentation relating to such complaint, including without limitation a written summary of all facts relevant to such complaint. The Company, or, at the Company’s written request MGA, will then respond to such complaint in such form as the Company and MGA determine necessary. The parties agree to work together to promptly and adequately respond to any such complaint. The Company shall have the same duty to notify MGA and follow the same procedures set forth above with respect to any complaint against MGA which the Company receives or of which it acquires knowledge.
5.5    MGA, the Company, and their respective directors, officers, employees, representatives, and agents shall, in complying with all the terms of this Agreement, conform with all laws, general standards, rules and regulations of the insurance industry in Texas and the states in which the Company conducts business, including the regulations set forth by The Texas Department of Insurance, the Texas Insurance Code, and the Texas Administrative Code.
5.6    MGA is authorized to appoint Authorized Agents (as defined below) on behalf of the Company for the purpose of soliciting and accepting proposals for policies of insurance, renewals or receipts, certificates, and endorsements pertaining to the lines of insurance, and in such amounts as allowed in the Manual or otherwise in this Agreement.
5.7    MGA has no authority to insert any advertisement respecting the Company in any publication whatsoever, to provide advertising to Authorized Agents, or to disseminate any written materials with the Company’s name without the prior written consent of the Company. In the event an advertisement containing the Company’s name is approved by the Company and used by MGA or any Authorized Agent, MGA shall maintain, and provide to the Company upon request, an original copy of the advertisement and full details concerning where, when, and how it will be used.
5.8    MGA has no authority, either for itself or for any Authorized Agent, to make, alter, vary, or discharge any policy contract; to waive or extend any policy obligation or condition; or to incur any liability on behalf of the Company, unless in each case expressly so authorized in advance by the Company.
5.9    Except as permitted under Section 5 and Section 10.1 of this Agreement, MGA has no authority to, and may not, delegate any of its authority granted under this Agreement to any person or entity without prior written consent of the Company.
5.10    MGA has no authority to bind reinsurance retrocessions on behalf of the Company, nor may it commit the Company to participate in insurance or reinsurance syndicates.
5.11    MGA has no authority to collect payment from a reinsurer or commit the Company to a claim settlement with a reinsurer without prior written approval of the Company. If prior approval is given to MGA, MGA must promptly (within 48 hours) forward a report, notifying the Company.
5.12    MGA may not cede reinsurance on behalf of the Company to any reinsurer that is rated less than “A” by A.M. Best Company or that would not qualify for reinsurance credit under the Texas Insurance Code Chapters 492 or 493 and the rules adopted by the Texas Department of Insurance.

6.    Appointment of MGA
6.1    MGA may sell insurance or market insurance authorized herein through agents and solicitors who are licensed pursuant to Article 21.14 of the Texas Insurance Code and who are duly authorized and appointed by the Company to act on the Company’s behalf (“Authorized Agents”) pertaining to the lines of insurance covered by, and subject to the limitations contained in, this Agreement and the Manual.
6.2    Notwithstanding the requirements of Paragraph 5.6, a proposed Authorized Agent must be approved by the Company in its sole discretion and must execute a Producer’s Agreement in a form approved by the Company prior to being considered an Authorized Agent under this Agreement.
6.3    MGA shall supervise Authorized Agents and shall limit their authority to soliciting and accepting proposals for such insurance as shall be in accordance with this Agreement; the rules, regulations, rates, rating plans, and terms include in the Manual; the Producer’s Agreement; and any restrictions placed upon such Authorized Agents by the laws of the State of Texas. MGA shall maintain a listing of all appointments of Authorized Agents appointed by the Company and shall maintain originals of all Producers’ Agreements. On the Company’s request, MGA shall allow the Company to review, or provide copies to the Company, of this listing or of any agreement with Authorized Agents.
6.4    MGA may not permit solicitation by or through unlicensed agents or agents not appointed by the Company pursuant to this Section 6, except through proposals received on occasion through licensed agents brokering policies pursuant to and in accordance with 28 Texas Administrative Code §19.905.
6.5    MGA may only perform such acts on behalf of the Company as are authorized by the type of insurance agent license required by the Texas Insurance Code and any corresponding regulations and by this Agreement, and shall hold the required agent license or licenses (e.g., LRA, MGA, Surplus Lines, etc., herein referred to as the “Licenses”) prior to performing any such acts. Only such acts as are authorized under a particular License type shall be performed under that License.
6.6    MGA may not appoint a sub-managing general agent for the business of the Company.
6.7    MGA is authorized to terminate Authorized Agents in its sole discretion and in accordance with all applicable laws and regulations governing such terminations. In addition, Company may terminate any Authorized Agent in is sole discretion at any time.
7.    Application, Binders and Policies
7.1    MGA shall be responsible for all policies entrusted to MGA, whether issued or not, and shall issue policies only in accordance with the terms of this Agreement and the rules,

regulations, rates, rating plans, and terms included in the Manual and in compliance with all applicable laws.
7.2    MGA shall cause all contracts of insurance which are affected pursuant to this Agreement to be properly evidenced by written policies or endorsement upon forms authorized by the Company and which are in compliance with all applicable laws.
7.3    MGA shall be responsible for procuring any renewal, extension, or new policy of insurance that may be required by the Company or by any applicable law, and such renewals, extensions, or new policies shall be issued in accordance with the terms of the policies, this Agreement, and all applicable laws.
7.4    MGA is authorized to effect non-renewal or cancellation on binders and policies written pursuant to this Agreement, but such non-renewals and cancellations shall be strictly in compliance with the terms of the policies and all applicable laws. The Company, in its sole judgment and discretion, may review and require the non-renewal or cancellation of any policies written by or through MGA. The Company reserves the right to directly cancel or non-renew any policy or insurance at any time, provided that the Company shall immediately notify MGA and that any such cancellation and/or non-renewal shall comply with Title 5, Subtitle C, Chapter 551 of the Texas Insurance Code and corresponding regulations.
7.5    MGA shall provide, at the Company’s request, evidence of any or all insurance written, modified, or terminated, including, without limitation, exact copies of all applications, binders, daily reports, monthly reporting forms, and endorsements issued by or through Authorized Agents.
7.6    MGA shall be responsible for, shall maintain originals of, and shall keep accurate and separate records relating to all policies written by or through MGA on the Company’s behalf, and MGA shall account to the Company, upon Company’s request, for all outstanding and unused policy supplies. All unused policies, supplies, and forms of every kind furnished to MGA by the Company shall always remain the property of the Company and shall be surrendered to the Company upon the Company’s demand.
8.    Compensation
8.1    The Company shall pay to MGA for all authorized business placed with the Company under this Agreement the commissions and fees at the rates set forth in Schedule II to this Agreement, which may be amended from time to time by mutual agreement of the parties.
8.2    Commission will be reduced in the event the Company writes business directly with other agents or brokers not appointed through MGA. The reduction of commissions will be equal to the commission the Company pays directly to agents or brokers.
8.3    Agency shall not be required to return, as commission or return commission, monies greater than the total commission paid or otherwise payable to MGA.

9.    Accounting and Remittance
9.1    Unless otherwise directed in writing by the Company, MGA and Authorized Agents shall be responsible for the collection of all premiums, fees, and monies on business written by the Company hereunder.
9.2    All premiums, less MGA’s commissions, received by MGA and Authorized Agents for business written by the Company hereunder, whether before or after termination of this Agreement, shall be held in a fiduciary capacity as trustee for the Company.
9.3    MGA shall maintain and keep current a set of books and records relating to the business written pursuant to this Agreement. Such books and records shall be separate from all other books and records of MGA and shall accurately show the status of its accounts with the Company, and each Authorized Agent appointed hereunder, and shall be open for inspection, audit, and copying at any reasonable time by representatives of the Company or examiners for the Texas Department of Insurance. Such records shall be maintained for no less than five (5) years or until the completion of a financial examination of such records by the Texas Department of Insurance, whichever period is longer.
9.4    MGA shall, on all business placed by MGA and Authorized Agents and accepted by the Company, render to the Company on a monthly basis an itemized statement (“Agent’s Report”), which statement shall be forwarded to the Company on or before the fifteenth (15th) day of the close of each month for which business is reported. The Company and MGA may agree to extend this deadline; however, the Agent’s Report must be received by the Company no later than sixty (60) days from the close of the month for which business is reported. Such Agent’s Report shall reflect business placed by MGA with the Company during the preceding month and shall include, without limitation, the following information:
a)    Net written and earned premium for the month;
b)    Commissions, thereon;
c)    Unearned premium at the end of the month;
d)    Premiums and policy count by program and major line of business;
e)    Paid losses and loss adjustment expense for the month;
f)    Outstanding losses and loss adjustment expenses outstanding at the end of the month;
g)    New claims by program and major line of business;
h)    A listing of losses, both open and closed (in the preceding month) by policy and claim including the coverage code for each claim and its status, loss reserves, and loss reserve changes by program and major line of business; and

i)    Management fees.
Such Agent’s Report shall be maintained by the Company for not less than three (3) years and will be made available to the Texas Department of Insurance for review, as required by law. MGA, upon request and at the expense of MGA, shall render detail on a policyholder name and policy number basis to support the information contained in the Agent’s Report.
9.5    MGA shall use its best efforts to provide the Company prior to the 15th day of each month preliminary information with respect to each of the items to be included in the Agent’s Report for the preceding month.
9.6    All premium monies collected by MGA, less commissions and claims paid, shall be held in trust in a premium trust account or accounts for the Company until payment is made to the Company. All funds deposited shall be held in a bank which is a member of the Federal Reserve System having equity capital (as shown on such bank’s latest quarterly report of condition filed with its primary federal regulatory MGA) of not less than $100 million and in accounts which are insured by the Federal Deposit Insurance Corporation. Such accounts shall be established and maintained in accordance with all laws, rules and regulations of the State of Texas and any requirements of the Company. The interest on such premium accounts shall be the property of MGA.
9.7    MGA shall not mingle any premium funds with any personal or business accounts, other MGA funds, or funds held in any other capacity. The accounts and records of MGA shall be kept in such a manner and form generally recognized as acceptable in the insurance industry and as may be reasonably required by the Company.
9.8    MGA shall remit to the Company on a monthly basis within thirty (30) days from the end of the month in which coverage is written the following:
a)    Net collected premium during the month; less
b)    Commissions, less
c)    Claims Paid.
The positive balance of (a) less (b) less (c) shall be remitted by MGA to Company with the Agent’s Report. The Company and MGA may agree to extend this deadline; however, funds must be received by the Company no later than ninety (90) days from the close of the month for which coverage is written. Any balance shows to be due MGA shall be remitted by the Company as promptly as possible after receipt and verification of the Agent’s Report, but not later than ninety (90) days after the end of the month in which such coverage is issued.
9.9    MGA hereby grants to the Company a security interest in all expirations of business placed with the Company pursuant to this Agreement. Such grant of security interest is without warranty by MGA as to the actual ownership of such expirations by MGA; it being acknowledged that actual ownership of policy expirations may be the property of the local producing agent.
9.10    MGA will be responsible for the collection of premiums resulting from audits on canceled policies or on audits of policies not renewed by MGA.
9.11    MGA shall refund ratably to the Company, on business placed with the Company, commissions on canceled policies and on reduction in premiums at the same rate at which such commissions were originally retained or paid.
9.12    MGA may not offset balances due under this contract with any balances due under any other contract.
10.    Claims
10.1    The Company delegates to the MGA claims handling authority for all claims adjusting, setting of loss reserves, and settlements. The payment of all loss and loss adjustment expenses shall be handled pursuant to Schedule III, as the Company and MGA may amend by mutual agreement from time to time. The Company retains final authority over disputes regarding claims settlements and setting of reserves. Notwithstanding the provisions of Paragraph 5.9, MGA may delegate all or a portion of its claims handling authority without written consent of Company.
10.2    Upon determination that a claim involves (a) a coverage dispute, (b) a demand in excess of policy limits, or (c) allegations of bad faith, violations of the Texas Deceptive Trade Practices Act, or violations of the Texas Insurance Code Article 21.21, MGA shall report such instance to the Company within thirty (30) days of determination. Upon receipt of notices that a suit of any type (coverage dispute, excess of policy limits, bad faith, violation of Deceptive Trade Practices Act, or any violations of Texas Insurance Code, Chapter 541) has been filed against the Company, MGA shall immediately give notice to the Company within forty-eight (48) hours after receipt of notice of such suit, which notice shall be accompanied by a copy of such suit.
10.3    MGA has claims settlement authority with a maximum dollar amount of such authority, per claim, which in no event shall exceed 1.0% of the insurer’s policyholder surplus as of December 31st of the last completed calendar year, or $30,000, whichever is greater as outlined in TEX ADM Code §19.1204(b)(17). Any settlement above this amount must be pre-approved by Company.
10.4    MGA shall submit all electronic claim files in a timely manner by not more than 15 days after the end of each month.
10.5    All Loss Adjustment Expenses shall be paid by Company according to Schedule III and Schedule IV, as Company and MGA may amend by mutual agreement from time to time.

11.    Expenses Other than Loss Adjustment Expenses
11.1    MGA Expenses. Except as otherwise provided in this Agreement, MGA shall pay all expenses incurred by MGA in connection with the underwriting, production, marketing, and servicing of the policies and claims administration, including but not limited to the following:
a)    Printing of proposals, policy jackets, contracts of insurance, endorsements, cancellation notices, premium notices, records and reports, and all other documents required to fulfill the obligation of MGA under this Agreement;
b)    Advertising and public relations expenses authorized by MGA;
c)    MGA’s general office expenses, including rent, salaries and benefits, utilities, data processing costs, transportation, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses;
d)    Company’s financial reporting and accounting related to programs written under this Agreement, including but not limited to general ledger accounting, financial statements, and MGA audits;
e)    Fees paid to independent contractors retained by MGA, licensing fees of MGA, commissions to Authorized Agents (unless agents are appointed directly with Company); and
f)    Any other expenses associated with underwriting business on behalf of the Company and any other MGA expenses of whatever kind or description.
11.2    Company’s Expenses. The Company shall pay directly all charges and expenses directly attributable to Company’s operations, including but not limited to the following: Board and Bureau fees; guarantee funds assessments and other assessments for, or based on, business written pursuant to this Agreement; premium taxes and any other assessments levied by a state or local governmental authority on business written hereunder; cost of reinsurance; legal and auditing expense, actuarial fees, banking fees, investment fees incurred at the direction of the Company, and any other reports or investigations initiated or required by Company.
12.    Term and Termination
12.1    This Agreement is effective as of the Effective Date and shall continue to be effective until terminated in accordance with the terms of this Agreement.
12.2    This Agreement may be terminated without cause by the Company on or after three (3) years from its Effective Date in compliance with the notice and renewal provisions of Article 21.11-1 of the Code, or at any other time by mutual agreement of the parties.

12.3    Notwithstanding any provision contained in this Agreement to the contrary, either party may terminate this Agreement for cause on failure of the other party to comply with any provision of this Agreement (a “default”) after giving the other party written notice of the alleged default and a reasonable time (not less than thirty (30) days or more than (6) months) to cure such default; provided that the right to cure a default shall not apply to the following, and termination shall be effective immediately upon the giving of such notice:
a)    Failure by MGA to pay premiums to the Company within the time set forth in this Agreement;
b)    Failure by MGA to deliver to the Company an Agent’s Report within the time set forth in this Agreement;
c)    Revocation of a license necessary to a party’s performance hereunder;
d)    Issuance of a final, non-appeal able, restraining order, injunction, or other order by a governmental authority having proper jurisdiction which prohibits a party from carrying out this Agreement;
e)    Any party filing or becoming the subject of a petition seeking protection or satisfaction of debts under the bankruptcy, receivership or creditor’s rights laws of the party’s domiciliary state or country;
f)    At the option of the Company, the transfer or attempted transfer of a controlling interest in MGA without first obtaining the Company’s consent.
At the Company’s option, the Company may suspend any or all authority of MGA during the pendency of any material default of MGA, any dispute regarding any material default of MGA, or during any period, if any, allowed to cure any such material default. Any exercise by the Company of its rights under this provision to suspend any and all authority of MGA shall not be considered a default under the terms of this Agreement.
12.4    All power and authority of MGA granted under the terms of this Agreement shall cease upon termination of this Agreement.
12.5    In the event of termination of this Agreement when MGA is not in default and has accounted for and paid over to the Company all monies for which MGA is liable, then the Company shall permit MGA to retain all records of the business written pursuant to this Agreement, as well as use and control of expirations on the business written pursuant to this Agreement subject to any prior agreements with local producing agents regarding such policy expirations. In the event that MGA is in default under any provision of this Agreement and MGA has not cured such default within the time specified in Section 12.3, above, all records relating to the business written pursuant to this Agreement shall be vested in, returned immediately to, and become the exclusive property of the Company.

12.6    All software programs that are developed by MGA remain the property of MGA. In the event proprietary data of the Company has been collected and stored by MGA on behalf of the Company, such data shall remain the property of the Company.
12.7    Upon termination of this Agreement, MGA shall immediately cause to be delivered to the Company all property of the Company, including, without limitation, unused drafts, policies, manuals, forms, and where applicable, all records, including those related to expirations.
13.    Indemnity
13.1    The Company (“indemnifying party”) agrees to indemnify, defend, and hold harmless the Agent from and against any and all claims, demands, monetary losses, judgments, and expenses (including reasonable attorneys’ fees and costs of court) to Agent caused by the Company’s failure to timely fund claims and/or authorized expenses. This section is intended to protect MGA from the homeowner property losses/claims which are expected to arise from the insurance policies placed in this Program and which the Company accepts the risk therefore by taking premiums.
13.2    Agent (“indemnifying party”) agrees to indemnify, defend and hold harmless the Company (“indemnified party”) from and against any and all claims, demand, monetary losses, judgments and/or expenses (including reasonable attorneys’ fees and costs of court) to the Company caused by the Agent:
a)    Placing any insurance that is not authorized by this Agreement or the Manual.
b)    Negligent claims handling including, but not limited to, monies paid out for extra contractual exposure.
c)    Premium monies not properly accounted for or turned over to the Company due to any negligence or omission of the Agent and/or its employees or subagents.
d)    Fraud or embezzlement of the Agent and/or its employees or subagents.
The Agent will procure any error and omission insurance to cover items (a) and (b) above.
14.    Statistical Data
14.1    MGA shall furnish, or cause to be furnished, to the Company as soon as practicable after the close of each of the respective periods indicated in this section (in such formats as may be agreed to by the parties) reports showing the statistical data set forth in this section in respect of the business written hereunder.

14.2    Monthly, with the data segregated by major lines, the following information shall be provided:
a)    Net premiums written (gross premiums less returns during the month) and unearned premium at the end of the month.
b)    Net losses paid (gross losses less salvages and other recoveries) and adjustments expenses paid during the month and loss reserves outstanding at the end of the month.
14.3    Annually, with the data segregated by major lines, the following information shall be provided:
a)    Annual summaries of net premiums written, during the year in such form so as to enable the Company to record such data in its annual statement. In force and unearned premium aggregated as to advance premiums, premiums running twelve (12) months or less from inception date of policy, and premiums running more than twelve (12) months or less from inception date of policy in such form as to enable the Company to record such data in its convention annual statement.
b)    Annual summaries of net premiums for property business written by geographical location within Texas in such form as to enable the Company to record such premiums in its annual report to the Texas Catastrophe Property Insurance Association.
14.4    Periodically, with the data segregated by major lines, the following information shall be provided:
a)    Statistical or other data as may be required from time to time by regulatory authorities.
b)    Statistical or other data as may be requested from time to time by the Company.
15.    Errors and Omissions Insurance
15.1    MGA hereby agrees to maintain in full force and effect during the term of this Agreement a policy (or policies) of Errors and Omissions Insurance, issued by an insurer rated no less than “A-” by A.M. Best Company, which afford(s) coverage in the minimum amount of $5,000,000, with a deductible not to exceed $50,000. When MGA’s in-force gross written premium with the Company exceeds $25,000,000, MGA agrees to a reasonable increase in the amount of Errors and Omissions Insurance as determined by the Reinsurer, taking into consideration other amounts of in-force annual written premium in excess of $25,000,000. Such Errors and Omissions Insurance shall be maintained by MGA at their sole cost and expense and shall be primary and non-contributing coverage over any valid and collectible insurance available to the Company and Reinsurer. MGA shall immediately provide notification to the Company and Reinsurer in the event of lapse of the insurance coverages and shall furnish proof of such insurance at inception of this Agreement and at each subsequent renewal.
16.    Audit
16.1    The Company shall have the right to audit MGA’s records and systems related to the performance of this contract on a quarterly basis. All audits are at the discretion of the Company and at the Company’s expense. Audits, at a minimum, will focus on claims procedures, timeliness of claims payments, timeliness of premium reporting and collection, compliance with underwriting guidelines and reconciliation of policy inventory. Results of such audits will be shared with MGA and corrective measures, if any, put in place. Audit results may also be made available to the Commissioner for review and remain on file with the Company for at least three (3) years.
16.2    If the insurer’s aggregate premium volume increases by 30% in any 30-day period, the insurer shall cause an examination to be conducted within 90 days of any Texas MGA that writes more than 20% of an insurer’s volume and that has experienced an increase of 20% in premium volume during the same 30-day period as outlined in TEX. ADM. CODE §19.1204(b)(19)(C).
17.    Arbitration
17.1    As used in this paragraph the following terms have the indicated meanings:
a)    “AAA” means the American Arbitration Association (or any successor thereto).
b)    “Claim(s)” means all claims by either party hereto against the other (including any claims with respect to the interpretation or validity of this Agreement, the existence or scope of any duties owed hereunder or thereunder, whether or not any such duties have been performed or breached in any circumstances, or the extent or enforcement of any property rights created hereunder or thereunder or subject hereto or thereto).
c)    “Disputed Matters” means all Claims, all defenses against any Claims, and all controversies relating thereto.
d)    “Chosen Arbitrator” means the arbitrator selected by the party.
e)    “Drawn Arbitrator” means one of the persons listed in Attachment “A”.
17.2    If either party hereto ever desires to assert a Claim against the other, the party asserting such Claim will give written notice thereof to the other party. During the five (5) business day period following receipt of such notice by the other party, both parties will discuss such Claim and the validity thereof. If the parties cannot come to agreement about such Claim by the end of such period (as such period may be extended by mutual agreement), then within fifteen (15) days after the end of such period either party hereto shall submit such Claim and all Disputed Matters in any way related thereto to arbitration under the procedures in this paragraph.
17.3    All Disputed Matters shall be resolved by arbitration conducted by three (3) arbitrators in accordance with this paragraph and, to the extent not in conflict herewith, the Commercial Arbitration Rules of the AAA then in effect. Each such chosen arbitrator must be independent and impartial and have at least ten (10) years’ experience in the property and casualty insurance business or managing general agency business. Within ten (10) days after the sending and receipt of a notice invoking arbitration as provided in subparagraph 14.2, each party hereto shall specify (by notice to the other) the name and address of an arbitrator. If a party has made a specification but has not received notice of a similar specification by the other party, then the party which has made a specification shall give notice to the other party that it has not received a specification from the other party. If the other party does not act to specify its arbitrator within an additional seven (7) days after the giving of such notice, the party who has made its specification may appoint the second arbitrator in place of the party who has failed to do so. Within fifteen (15) days after the first two (2) arbitrators have been appointed, they shall select the third arbitrator. If a third arbitrator has not been selected within such period, the third arbitrator will be randomly drawn in front of the parties’ representatives from a list of arbitrators/mediators attached hereto as Exhibit “A”.
17.4    Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by the Disputed Matter. Other discovery may be ordered by the arbitrators to the extent they deem relevant and appropriate, and any dispute regarding discovery, including disputes as to the need, the relevance, or scope thereof, shall be determined by the arbitrators, whose determination shall be conclusive. Unless both parties hereto agree otherwise, all arbitrations hereunder shall be held in The Woodlands, Texas.
17.5    Each party hereto shall proceed expeditiously with any such arbitration and shall conclude all proceedings thereunder, including any hearing, in order to allow a decision based on applicable law to be rendered within ninety (90) days after the appointment of the third arbitrator. The decision of any two (2) such arbitrators on the issues before them shall be final. Any award or order so decided may be enforced in any court having personal jurisdiction over the party against whom enforcement is sought. Each party shall bear its own expenses, including attorneys’ fees and expenses or arbitration, in connection with any such arbitration. The fees of all three (3) arbitrators shall be totaled together and each party shall owe one-half of such cost at the conclusion of the arbitration.
17.6    Although the foregoing arbitrations shall be conducted under the rules of the AAA, the AAA itself shall not conduct such arbitrations, nor shall such arbitrations be considered under the auspices of the AAA, nor shall any fee be due to the AAA.
17.7    The arbitrators shall render their decision in accordance with the substantive laws of the State of Texas and the facts, rights, and duties established by this Agreement. The arbitrators are not empowered to award consequential, punitive or exemplary damages on any

Claim, and EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ON ANY CLAIM, SAVE AND EXCEPT INSTANCES OF FRAUD OR EMBEZZLEMENT BY EITHER PARTY.
17.8    The arbitration process shall be kept confidential and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any legal proceeding for any purpose.
18.    Notification of Material Changes
18.1    MGA must notify insurer in writing within 30 days if there is a change in:
a)    Ownership of 10% or more of the outstanding stock of the MGA;
b)    Any principal officer of the MGA; or
c)    Any director of the MGA.
19.    Entire Agreement
19.1    This Agreement sets forth the entire understanding between the parties and supersedes any and all prior agreements, whether written or oral, between the parties hereto.
20.    General
20.1    The Company has no right of control over MGA as to the time, means, or manner of their performance of this Agreement, and nothing contained in this Agreement shall be construed to create the relationship of employer and employee between the Company and MGA, or any employees, representatives, or agents of MGA, or between the Company and any Authorized Agent.
20.2    MGA shall abide by all the limitations, warranties, restrictions, and terms contained in any reinsurance agreements put in place with or for the benefit of the Company, so long as MGA has been notified and provided with true and accurate copies of such agreements.
20.3    Except as otherwise provided in this Agreement, all changes to this Agreement shall be mutually agreed upon by the parties hereto in writing and shall state the effective date of such amendment or change.
20.4    All notices or other communication under this Agreement shall be in writing and shall be deemed given if (i) delivered to the addressee in person with written receipt of delivery; (ii) sent by an internationally recognized courier; or (iii) sent by facsimile in conjunction with one of the other approved methods of notice to the party at the address listed below or at such other address as may from time to time be furnished, and in each such event, effectively only upon actual receipt.

If to MGA:	TWFG General Agency, LLC
1201 Lake Woodlands Dr., Ste 4020
The Woodlands, TX 77380
Attention: RICHARD F BUNCH III
Telephone: (281) 367-3424
Facsimile: (281) 298-8626

If to the Company:	The Woodlands Insurance Company
1201 Lake Woodlands Dr., Ste 4020
The Woodlands, TX 77380
Attention: RICHARD F BUNCH III
Telephone: (281) 367-3424
Facsimile: (281) 298-8626

20.5    All section headings in this Agreement are intended for convenience only and shall not control or affect the meaning, construction, or effect of this Agreement or any other provisions of this Agreement.
20.6    This Agreement shall be binding upon and inure to the benefit of MGA and the Company as well as their representatives, successors and permitted assigns.
20.7    If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and all other respects of this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provisions shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
20.8    The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided in this Agreement or by applicable law.
20.9    This Agreement has been made pursuant to and shall be governed by and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the date first above written.

THE WOODLANDS INSURANCE COMPANY

By:	/s/ Richard F. Bunch III
Name: Richard F Bunch, III
Title: Manager

TWFG GENERAL AGENCY, LLC

By:	/s/ Richard F. Bunch III
Name: Richard F Bunch, III
Title: Manager

EXHIBIT “A”
List of arbitrators to be randomly drawn per Section 17 of the Agreement:

Terry Fry
3555 Timmons Lane
Suite 1705
Houston, Texas 77027-6438

Katie Kennedy Former District Court Judge
4208 Sunset
Houston, Texas 77005-1908

Jerry Hoover
1700 West Loop South
Suite 1250B
Houston, Texas 77027-3006
(713) 622-0650

SCHEDULE I
To the
AMDNED MANAGING GENERAL AGENCY AND CLAIMS ADMINISTRATION AGREEMENT
By and Between
TWFG GENERAL AGENCY, LLC
And
THE WOODLANDS INSURANCE COMPANY
The MGA is authorized as follows:
Authorized Coverages: Homeowners, Wind only
Applicable States: Texas
Maximum Annual Net Written Premium Production: $100,000,000.00 or to the extent permitted by applicable law or regulation. The Company has sole authority to restrict the amount of Net Written Premium which may be produced by MGA hereunder at any time upon thirty (30) days advance written notice.

SCHEDULE II
To the
AMENDED MANAGING GENERAL AGENCY AND CLAIMS ADMINISTRATION AGREEMENT
By and Between
TWFG GENERAL AGENCY, LLC
And
THE WOODLANDS INSURANCE COMPANY
COMPENSATION
Commission Applicable to New and Renewal Business for MGA Services:
Company and MGA agree to the following commission schedule for the managing general agent services, including claims services, described in this Agreement and its Schedules with respect to Company’s new and renewal business.
MGA shall retain 18% of the Company’s net collected premium as commission for its services under this Agreement, as set forth in the table immediately below. Such commission shall be based upon net collected premium due and payable by Company to MGA on a monthly basis pursuant to the terms of this Agreement.
Commissions will be paid to MGA on a monthly basis.
All policy and billing fees shall belong to MGA.

SCHEDULE III
To the
AMENDED MANAGING GENERAL AGENCY AND CLAIMS ADMINISTRATION AGREEMENT
By and Between
TWFG GENERAL AGENCY, LLC
And
THE WOODLANDS INSURANCE COMPANY
Loss Adjustment Expenses
1.    Payment of “Loss Adjustment Expense.”
The Company shall be responsible to pay all Loss Adjustment Expenses. For purposes of this Agreement, Loss Adjustment Expense(s) shall mean any expense, internal and external, which is chargeable or attributable to the investigation, coverage analysis, estimating, adjustment, negotiation, disbursement, settlement, defense or general handling of any Claim(s) or action(s) related thereto, or to the protection and/or perfection of the Company’s and/or its insured’s right of subrogation, contribution or indemnification. Loss Adjustment Expense(s) includes, but is not limited to, the following:
a)    Attorney’s fees and disbursements incurred in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any Claim as well as attorney’s fees incurred for representation at depositions, hearings, pretrial conferences and/or trials;
b)    Litigation management expenses and other costs incurred in handling any Alternative Dispute Resolution proceeding (“ADR”), legal actions, including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, cost of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; and fees for witnesses’ testimony, opinions, or attendance at hearings or trial;
c)    Statutory fines or penalties as well as pre and post-judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments;
d)    Fees, salaries and expenses of adjusters and others incurred in the adjustment, negotiation, settlement or defense of any Claim;

e)    Subcontractor’s fees and travel expenses, including but not limited to automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any Claim;
f)    Experts’ fees and expenses including reconstruction experts, engineers, cause and origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, hand-writing experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony;
g)    Fees and expenses for surveillance, undercover operative and detective services or any other investigations;
h)    Fees and expenses for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations;
i)    Fees and expenses for any public records, medical records, credit bureau reports, and other like reports;
j)    Fees and expenses incurred where MGA determines it is reasonable to pursue the rights of contribution, indemnification or subrogation of the Company and/or its insured, including attorney and collection agency fees and/or expenses;
k)    Fees and expenses for maintaining records, general clerical, secretarial, office maintenance, occupancy costs, utilities, computer maintenance, supervisory and executive duties, supplies and postage;
l)    Fees, salaries and expenses for adjusters, appraisers, private investigators, hearing representatives, reinspectors, fraud investigators and others, if working in defense of a claim; and
m)    Any other expenses incurred by MGA and approved by Company in connection with the adjusting, recoding and paying of claims which are not otherwise payable under this Agreement. MGA shall not make any determination that any Expense incurred pursuant to this Agreement is a Loss Adjustment Expense. Company agrees that it is responsible for determining if an Expense incurred pursuant to this Agreement is a Loss Adjustment Expense.